Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Arizona Public Service Company on Form S-3, of our report dated March 11, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in 2003 in the method of accounting for non-trading derivatives, and to the change in 2001 in the method of accounting for derivatives and hedging activities) appearing in the Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
December 17, 2004